Moody’s Corporation Elects Sumit Dhawan to Board of Directors July 16, 2025 NEW YORK – Moody’s Corporation (NYSE: MCO) has elected Sumit Dhawan to the Company’s Board of Directors, effective July 16, 2025. Mr. Dhawan will join the Board’s Governance & Nominating and Compensation & Human Resources committees. With the election of Mr. Dhawan, Moody’s Board will consist of ten directors. "We are pleased to welcome Sumit to our Board and benefit from his extensive experience leading prominent cybersecurity and cloud computing companies,” said Vincent Forlenza, Chairman of Moody’s Corporation. "We look forward to his invaluable insights and strategic vision as we continue to strengthen Moody’s offerings to meet evolving customer needs." Mr. Dhawan has over 25 years of experience building and leading security, cloud, and end- user computing businesses. Mr. Dhawan has been the CEO of Proofpoint, Inc., a cybersecurity and compliance company, since November 2023. Prior to that, he held several senior executive positions at VMware, Inc., a cloud software company, culminating with his role as President. Previously, he served as CEO of Instart, a technology company that delivered web application performance and security services. Mr. Dhawan holds an MBA from the Warrington College of Business at the University of Florida, an M.S. in Computer Science from the University of Minnesota, and a B.S. in Computer Science from the Indian Institute of Technology (IIT). ABOUT MOODY’S CORPORATION In a world shaped by increasingly interconnected risks, Moody’s (NYSE:MCO) data, insights, and innovative technologies help customers develop a holistic view of their world and unlock opportunities. With a rich history of experience in global markets and a diverse workforce of approximately 16,000 across more than 40 countries, Moody’s gives customers the comprehensive perspective needed to act with confidence and thrive. For Moody’s Investor Relations Shivani Kak Moody’s Corporation +1.212.553.0298 shivani.kak@moodys.com For Moody’s Communications Chris Cashman Moody’s Corporation +1 212-553-0729 chris.cashman@moodys.com # # #